UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PERCEPTRON INC.
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Explanatory Note

On September 28, 2020, Perceptron, Inc. (“Perceptron”) conducted its Fiscal Fourth Quarter and Full Year 2020 Earnings Call (the “Earnings Call”). On the Earnings Call, Perceptron executives discussed the previously announced entry by Perceptron into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2020, among Atlas Copco North America LLC, a Delaware limited liability company (“Parent”), and Odyssey Acquisition Corp., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”) and Perceptron, providing for the merger of Merger Subsidiary with and into Perceptron (the “Merger”). During the Earnings Call Perceptron executives discussed the Merger Agreement and the Merger. The portions of the Earnings Call in which the Perceptron executives discussed the Merger Agreement and the Merger are provided below in accordance with Rule 14a-12 of the Securities and Exchange Act of 1934, as amended.

Portion of Earnings Call Discussing the Merger Agreement and the Merger

Bill Roeschlein

Thank you. Good morning, and welcome to Perceptron’s Investor Call and Webcast to discuss the Company’s financial results for the fourth quarter of Fiscal 2020.

My name is Bill Roeschlein and I am Perceptron’s Interim Chief Financial Officer. Joining me on the call today is Jay Freeland, Chairman of the Board and Interim Chief Executive Officer.

I’ll now turn the call over to Jay.

Jay Freeland

Thanks, Bill, and good morning, everybody.

Before the market opened this morning, we issued two press releases, one announcing our fiscal fourth quarter results and the other announcing that Perceptron has entered into a Definitive Agreement to be acquired by Atlas Copco for $7.00 a share. The offer from Atlas represents a 71% premium to our closing price on Friday, September 25 and a 192% premium from our low point during this calendar year.

Since our inception nearly 40 years ago, Perceptron has grown to become a leading metrology brand, one recognized for its ability to provide advanced flexible automation and quality control solutions to a diverse mix of global customers. After being appointed Interim CEO in November of 2019, I, along with our Interim CFO Bill Roeschlein and our Board of Directors, invested significant time and resources to determine the best strategic path forward for Perceptron, whether as a standalone company or, alternatively, as part of a larger organization. As we assessed the business landscape, a couple of critical issues became clear.

First, while Perceptron has a strong position in automated metrology and robot guidance, we knew that we needed to grow over time to compete effectively versus better capitalized, more efficient global competitors. While the Company has been highly successfully historically, our smaller size had become a visible hurdle to long-term sustainable growth.

Second, it became clear that we needed to lessen our reliance on the automotive industry and expand into other industries that have a known and demonstrated need for the solutions we are most known for. That type of expansion would take a meaningful investment of time and resources to ensure it was executed well over the next several years.

So, when the opportunity arose for a business combination with a global strategic partner, like Atlas Copco, who recognized the long-term unrealized value evident in our business, as reflected by a compelling offer at a significant premium, it became clear that the best possible outcome for Perceptron and its shareholders was to move forward with them.

Founded more than 150 years ago, Atlas Copco is a global industrial technology leader. Based in Stockholm, Sweden, they had approximately $11 billion in sales last year. Atlas Copco is traded on the Stockholm Stock Exchange, with a market value of approximately $48 billion. Their recent acquisition of ISRA VISION, a global provider of machine vision solutions, made the addition of Perceptron to broaden the portfolio compelling from both a market and a technical fit.

The deal is subject to CFIUS approval, regulatory approval in certain European countries, shareholder approval in the U.S., and other customary closing conditions. We expect to close during the calendar fourth quarter of this year, 2020, and I’m excited by the opportunity this presents for the Company and believe it is a great outcome for our employees and shareholders alike.

Q&A

Thank you, and our first question is from the line of Greg Palm with Craig-Hallum Capital. Please proceed with your questions.

Greg Palm

Yes, thanks. I guess congrats on the announcements here. I’m not sure what all you can say at this point, I know eventually we’ll get some more details, but in terms of the transaction, can you give us a little bit more detail on maybe the background or the process? I guess really, specifically, what I’m interested in, and I think others are, were there any other interested parties in here?

Jay Freeland

Yes, hey, good morning, Greg. I’ll start—I’ll go in reverse order. There were other interested parties, which would not be a surprise given the technology portfolio that we have, and I think, you know, as we made the transition into my interim role and Bill’s, there were some parties who looked at it and said, “Well, perhaps there’s an opportunity here for a good combination with Jay and Bill sitting in the leadership seats right now,” and so I did—there were several parties who were interested in it, in the Company, and while I’ll say that they were all interested parties, for me, and for the rest of the Board, Atlas made a very compelling cash offer at a significant premium.

For us, we have a great leadership position, very strong position in automated metrology and robot guidance, but we certainly needed to create some more scale for the Company, right. We were bit of a niche player. It’s an industry that’s very quickly becoming managed by multiple large players, and so that it made it difficult for us, and I think we wanted to get access to additional end markets, for sure. As we’ve talked before, we had this heavy reliance on automotive and diversification was going to be a key to doing so.

Atlas is in all of these spaces that we’re currently in, as well as the ones that we were driving the business towards even as a standalone entity, and so when we looked at—we did a pretty thorough strategic view as a Board, we put together what we thought was a compelling strategic path forward as a standalone entity, but the path offered by Atlas was more compelling. I think it’s a really strong tie-up of our technology into their business. Their recent acquisition of ISRA is a good logical connection. There’s very little overlap between what the two companies do, but commonality in terms of the types of customers and where in the facilities we are selling and operating. So, the combination of all of those items made this a really good path forward and a great solution for the Company longer term.

Greg Palm

Thanks a lot for that, and it does sound like they’re kind of building out somewhat of a new vertical here with a couple of acquisitions. Regulatory approvals, you wouldn’t envision any issues. I mean, I don’t think ISRA competes with Perceptron really at all, but any regulatory approval concerns on your end, or not really?

Jay Freeland

There are not. Really, the three are going to be doing the CFIUS approval. There’s some regulatory approval in a couple of European countries that we need to go through, and then obviously the shareholder approval here in the U.S. for the transaction itself. We, obviously, have looked at it very carefully. We feel very confident, as does Atlas, in the ability of those approvals to be granted. They did just go through this with ISRA. You’re right, there’s so little overlap between the two businesses that, from our perspective, this should be pretty straightforward. It’s one of the many reasons we think that there’s a reasonable chance, more than reasonable chance, that this is going to be closed by the end of the calendar year.

Greg Palm

Got it. All right, I’ll leave it there. Thanks.

Jay Freeland

Thanks, Greg.

FORWARD LOOKING STATEMENTS

The proposed Merger is subject to certain conditions precedent, including regulatory approvals and approval of the Company’s shareholders. The Company cannot provide any assurance that the proposed Merger will be completed, nor can it give assurances as to the terms on which such proposed merger will be consummated.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. In connection with the proposed Merger, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each shareholder entitled to vote at the annual or special meeting relating to the proposed Merger. This communication is not a substitute for the proxy statement or any other document filed or to be filed by the Company with the SEC in connection with the proposed Merger. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. The definitive proxy statement and other documents relating to the proposed Merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

PARTICIPANTS IN SOLICITATION

The Company and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed Merger under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed Merger will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of the Company may be found in the Company’s definitive proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on September 27, 2019. These documents can be obtained free of charge from the source indicated above. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2019 annual meeting of shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov or the Company’s website at www.perceptron.com Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.